PART II AND III

AN OFFERING STATEMENT PUERUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THIS OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THIS OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

AMENDMENT NO. 7

PRELIMINARY OFFERING CIRCULAR DATED JUNE 25, 2024

WESAVE, INC.

24254 Main Street, Newhall, CA 91321

(661) 286-4334

www.wesaveinc.com

UP TO 500,000 SHARES OF SERIES P PREFERRED STOCK,

WeSave, Inc. (the "Company") is offering to give away a maximum of 500,000 shares of its newly designated Series P Preferred Stock (the “Offering”). Each share of Series P Preferred Stock (the “Shares”) shall, in accordance with the Certificate of Designation (“Certificate”), grant the holders the right to receive (1) a preferred dividend (“Preferred Dividend”) in an amount equal to its pro-rata share of three percent (3.0%) of the gross revenues collected by the Company from merchants (“Coalition Marketing Fees” or “CMFs”) and (2) any dividends declared with respect to the common stock, on an as converted basis.  CMFs represent 10% of the retail price of any product sold through the WeSave Platform and do not include any other items of Company income.  The Shares are convertible into a pro-rata number of shares of the Company’s common stock equal to three percent (3%) of the total issued and outstanding shares of common stock upon a change of control, which includes the sale of the Company, substantially all of its assets, a public offering or other liquidation.

The Company is not selling the Shares pursuant to this Offering.  Shares will be issued without additional cost in connection with the purchase of a WeSave Premier Membership (“Membership(s)”). WeSave Memberships are similar to memberships to Costco, Sam’s Club or Amazon Prime and entitle the holder to receive access to the WeSave shopping platform and receive discounts and special offers.  Memberships (and renewals) are currently sold at a price of $150.00 per year and in connection with the purchase of a Membership, participants shall be awarded one (1) Share without additional cost.

Shares shall also be issued without charge to participating holders of Memberships as rewards in connection with purchases, participation in promotions and other activities at a value of $150.00 per Share.  No fractional Shares will be awarded As CMF revenues are received, the Company will accrue such amounts in an interest bearing account for the benefit of the holders of the Series P Preferred Shares.  Following a 48-month accrual period (“Accrual Period”), the Board may declare the payment of dividends and pay the CMF amounts which have been accrued and interest thereon to the holders of the Series P Preferred Stock.  It is anticipated that after the Accrual Period, dividends will be paid on a quarterly basis thereafter to the holders of the Series P Preferred Shares.

The Shares are being issued on a "best efforts" basis, which means that there is no guarantee that any minimum amount will be issued in this Offering, and there is no minimum amount we must issue.

Shares	Price to Public(1)	Discount and Commissions (2)	Proceeds to Issuer Before Expenses
Price Per Share	$150.00	$1.50	$13.50
Total Maximum	$75,000,000	$750,000	$74,250,000

(1)  The Shares are issued without cost to participants but are valued at $150.00 per Share for the purpose of determining commissions.

(2) The Company has engaged Rialto Markets LLC (“Rialto”) to act as the placement agent of this Offering as set forth in “Plan of Distribution”. The Company will pay a cash commission of 1% to Rialto on issuance of the Shares. See “Plan of Distribution” on page 18 for details of compensation payable in connection with the Offering.

This Offering will terminate at the earlier of the date at which the maximum Offering amount of Shares have been issued, or the date at which this Offering is earlier terminated by the Company, in its sole discretion. At least every 12-months after this Offering has been qualified by the United States Securities and Exchange Commission (the "Commission"), the Company will file a post-qualification amendment to extend or increase the Offering size (up to the maximum amount allowed per 12-month period) and include the Company’s recent financial statements. This Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more issuances on a rolling basis.

The Company has not engaged and will not use an escrow agent or custodian in connection with the offering and sale of the Shares. The Company may hold a series of issuances at which it will issue the Shares to participants.

RECEIPT OF THE SHARES IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SHARES OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PUERUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, A PERSON MAY NOT RECEIVE AN AMOUNT OF SHARES THAT IS MORE THAN 10% OF THE GREATER OF HIS/HER ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED PARTICIPANTS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT A PARTICIPANT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES INTERESTED PARTIES TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

Offering of these securities will commence on qualification, which we anticipate being approximately July 1, 2024.

The Company is following the "Offering Circular" format of disclosure under Regulation A.

EXPLANATORY NOTE

An amended offering statement on Form 1-A/A relating to these securities was filed with the Securities and Exchange Commission on May 31, 2024. This exhibits-only amendment to such offering statement is filed solely to include Broker Dealer - Onboarding Agent Engagement Agreement with Rialto Markets LLC as Exhibit 1.1 and an updated Consent of Auditor as Exhibit 11.4.

PART III

INDEX TO EXHIBITS

1.1	Broker Dealer- Onboarding Agent Engagement Agreement with Rialto Markets LLC**
2.1	Amended and Restated Articles of Incorporation*
2.2	Bylaws*
4.1	Membership Terms*
4.2	Form of Share Purchase Agreement*
4.3	Premier Membership Addendum*
11.1	Consent of Kunzler Bean & Adamson (contained in Exhibit 12.1)
11.2	Consent of Independent Auditors**
12.1	Opinion of Kunzler Bean & Adamson as to the legality of the securities to be qualified*

*Filed previously

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on June 25, 2024.

WESAVE, INC.

By	/s/ Richard G. Stewart, Jr.
Richard G. Stewart, Jr., President and Chairman
WeSave, Inc.

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Richard G. Stewart, Jr.
Richard G. Stewart, Jr., President, Principal Accounting Officer, Principal Financial Officer and Chairman
Date: June 25, 2024

/s/ Bradley C. Hanson
Bradley C. Hanson, Chief Executive Officer, and Director
Date: June 25, 2024

/s/ Kevin P. Rishell
Kevin P. Rishell, Treasurer and Director Date: June 25, 2024